FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

WEALTH MINERALS LTD.

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

July 13, 2006

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is July 18, 2006.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via CCN Matthews, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer closed a non-brokered private placement originally announced on June 22, 2006.

Item 5.	Full Description of Material Change

The non-brokered private placement announced by the Issuer on June 22, 2006 closed on July 13, 2006.  The placement consisted of 170,000 units at $1.75 for gross proceeds of $297,500.  Each unit consisted of one common share and one-half of a transferable warrant, with each whole warrant being exercisable to acquire one additional common share at a price of $2.25 until January 13, 2008.

A cash finder’s fee of $29,700 was paid in connection with the placement.

All of the securities issued in connection with the private placement, including any securities which may be issued on the exercise of any warrants, are subject to a hold period in Canada until November 14, 2006.

The proceeds from the private placement are intended to be used to fund exploration programs on the Issuer’s uranium exploration projects in Argentina, for ongoing mineral property investigations and potential acquisitions, and for general working capital.

This material change report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Henk Van Alphen, President & CEO

Business Telephone No.:  (604) 331-0096 Ext. 222

Item 9.	Date of Report

July 20, 2006